Exhibit 3.96

AMENDED AND RESTATED CHARTER

OF

FIRST DATA TRANSPORTATION SERVICES INC.

(f/k/a EFS TRANSPORTATION SERVICES, INC.)

1.              The name of the corporation is hereby changed to First Data Transportation Services Inc.

2.              The corporation is for profit.

3.              The duration of the corporation is perpetual.

4.              The street address and ZIP code of the corporation’s principal office is 5565 Glenridge Connector, N.E., Suite 2000, Atlanta, Georgia 30342.

5.              (a)  The name of the registered agent is Corporation Service Company.

(b)  The street address, ZIP code and county of the corporation’s registered office and registered agent is Corporation Service Company, 2908 Poston Avenue, Nashville, Tennessee 37203, County of Davidson.

6.              The corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act, as amended form time to time.

7.              The number of shares of stock the corporation is authorized to issue is 1,000 shares of common stock, no par value.

8.              The name and address of the Corporation’s incorporator are R. Nash Neyland, Copeland, Cook, Taylor & Bush, P.A., 200 Concourse, Suite 200, 1062 Highland Colony Parkway, Ridgeland, Mississippi 39158 and P.O. Box 6020, Ridgeland, Mississippi 39157 (mail).

9.              This Amended and Restated Charter shall be effective when filed with the Office of the Tennessee Secretary of State.